                                    [Date], 2022

Dear [Crewleader],

JetBlue is successful because of Crewleaders like you who demonstrate passion, dedication, and a commitment to balancing the interests of our Company, Customers and Shareholders.

As you likely appreciate, the impact of COVID-19 has created an incredibly challenging period for our Company, our industry, and all of us as individuals. That said, we want to recognize your significant efforts and contributions with an Executive Retention Award (“Award”) and encourage your continued service to JetBlue.

Executive Retention Award: You will be eligible to receive a one-time cash bonus in the amount of [$___] (before taxes) that will be distributed in three equal payments occurring on [or about] [the payroll date occurring after] May 1, 2023, February 1, 2024, and February 1, 2025 (such dates, the “Payment Dates”).

Payment is contingent on (x) continued service through the applicable Payment Dates, or (y) qualifying termination due to Death, Disability, or Retirement1, provided that such qualifying termination occurs after the lapse of compensation limitations established via the Government Support2 programs, which will not alter the Payment Dates.

If this Executive Retention Award is deemed to violate requirements of the Government Support compensation restrictions, either (1) payment of any Award shall be deferred until the company reasonably believes that any payment will not be prohibited under the Government Support restrictions, or (2) if deferral is infeasible, this Award shall be void to the extent necessary to comply with such requirements. This Executive Retention Award is intended to satisfy the requirements of Section 409A of the U.S. Internal Revenue Code with respect to amounts subject thereto and shall be interpreted, construed and performed consistent with such intent.

Thank you again for your continued extraordinary efforts during this unprecedented time. We look forward to your future contributions and continued success here at JetBlue.

Best regards,

Chief People Officer

1 For the purposes of this Award, “Retirement” means resignation from active employment with the Company upon attainment of (i) Crewmembers’ 55th birthday and (ii) at least 10 years’ continuous service by the Crewmember.
2 “Government Support” means compensation limitations established under the CARES Act, the Consolidated Appropriations Act, the American Rescue Plan, or any subsequent legislation establishing similar limitations.